Exhibit 99.2
News release

Contact:	Dan McClain
(310) 201-3335
dan.mcclain@ngc.com
Northrop Grumman Elects Madeleine Kleiner to Board of Directors
     LOS ANGELES — Oct. 20, 2008 — Northrop Grumman Corporation (NYSE:NOC) announced today that Madeleine Kleiner, former executive vice president and general counsel for Hilton Hotels Corporation, has been elected to the company’s board of directors.
     A photo accompanying this release is available at:
http://media.primezone.com/noc/
     Northrop Grumman’s board now totals 14 members, 13 of whom are non-employee directors.
     “Madeleine Kleiner’s broad-based business, legal and public affairs experience makes her an outstanding choice for our board,” said Ronald D. Sugar, Northrop Grumman chairman and chief executive officer.
     In her role at Hilton, Kleiner was responsible for overseeing the company’s legal affairs and the ethics, privacy and government affairs functions, and was a member of the executive committee, with significant responsibility for board of directors matters. She left Hilton in Feb. 2008 after completing her responsibilities in connection with the sale of the company.
     Previously, she served as senior executive vice president, chief administrative officer and general counsel of H.F. Ahmanson & Company and its subsidiary, Home Savings of America. She was responsible for overseeing the legal department, as well as human resources, legislative and government affairs and corporate communications.
     Kleiner previously was a partner at the Los Angeles-based law firm of Gibson, Dunn and Crutcher, where she practiced corporate law, representing clients in mergers and acquisitions, as well as securities transactions and general corporate matters, including advising boards of directors in connection with such matters.
     From 1999 through 2001 she served as a director of a number of Merrill Lynch mutual funds operating under the Hotchkiss and Wiley name.
     Kleiner served as vice chair of the Client Relations Committee of the Los Angeles County Bar Association and Assistant Secretary to the Performing Arts Council of the Los Angeles Music Center and on the Board of Directors of Public Counsel, including serving as Chairman of the Board. Kleiner is a member of the UCLA Medical Center Board of Advisors and a member of the boards of the New Village Charter School and
Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com/media

Northrop Grumman Elects Madeleine Kleiner to Board of Directors
serving as Chairman of the Board. Kleiner is a member of the UCLA Medical Center Board of Advisors and a member of the boards of the New Village Charter School and the Women’s Foundation of California. In 2003, Kleiner was named ACCA-SoCal Pro Bono Corporate Counsel of the year and received the Corporate Legal Times/LexisNexis Distinguished Legal Service Award. In 2004, LACBA selected her as the Corporate Counsel of the year and presented her with the Outstanding Corporate Counsel Award. In 2006, she was presented with the Constitutional Rights Foundation Bill of Rights Award, and in 2007 she received the Anthony G. Marshall Award recognizing pioneering and contribution in the field of hospitality law.
     Kleiner earned her bachelor’s degree from Cornell University and her Juris Doctorate from Yale Law School. Upon graduation, she served as a law clerk to the Honorable William P. Gray, U.S. District Court for the Central District of California.
     Northrop Grumman Corporation is a global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.
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Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com/media